Exhibit 99.1

GNQ Insilico Inc. to go Public Through Business Combination With IB Acquisition Corp. (NASDAQ: IBAC)

BOCA RATON, FL AND TORONTO, ONTARIO - March 16, 2026 - GNQ Insilico Inc. (“GNQ” or the “Company”), a corporation formed under the federal laws of Canada, and IB Acquisition Corp. (Nasdaq: IBAC) (“IBAC”), a Nevada special purpose acquisition company, today announced that they have entered into a definitive business combination agreement (the “BCA”) pursuant to which IBAC will acquire all of the issued and outstanding shares in the capital of GNQ by way of a statutory plan of arrangement under the Canada Business Corporations Act (the “Transaction”). Following closing of the Transaction, which is expected in the third quarter of 2026, the combined company expects to be publicly listed on Nasdaq. Shares will trade on Nasdaq under the symbol IBAC until the closing of the Transaction.

GNQ’s mission is to revolutionize drug development by leveraging artificial intelligence, digital twin technology, advanced biological modeling, and quantum computing to enable precision medicine at scale. By transforming how pharmaceutical companies discover, develop, and optimize therapeutics, GNQ empowers partners to accelerate development timelines, reduce costs, and deliver improved patient outcomes across multiple disease areas.

Rehan Huda, the Founder, Chairperson, and Chief Executive Officer of GNQ said, “Partnering with IB Acquisition Corp. marks a pivotal moment for GNQ as we scale our three comprehensive AI-powered Drug Assessment, Drug Simulation and Digital Twins Platform to transform pharmaceutical R&D and healthcare delivery. Our platforms address critical inefficiencies across the healthcare value chain, enabling smarter investment decisions and accelerating drug development to deliver truly personalized medicine.

This transaction provides the resources and public market visibility to expand our commercial partnerships and scale our solutions to serve pharmaceutical companies, investors and healthcare providers worldwide. We are excited to work with the IBAC team as we execute our vision of making precision medicine accessible and economically viable for patients worldwide.”

Al Lopez, Chief Executive Officer and Chairman of IBAC, stated, “IB Acquisition Corp. was formed with the goal of identifying a compelling partner at the forefront of innovation, and we are excited to have found that in GNQ Insilico. GNQ’s integration of Genomics, Artificial Intelligence, and Quantum Computing represents a differentiated approach to addressing the significant challenges facing drug discovery and development. We believe GNQ is well-positioned to capture meaningful market share and have great confidence in the talented GNQ team. We look forward to supporting them as they continue to execute on their vision.”

Transaction Details

The Board of Directors of each of GNQ and IBAC have approved the entering into of the BCA and the Transaction contemplated thereby. The Transaction will require the approval of the stockholders of IBAC and the shareholders of GNQ, as well as approval by the Ontario Superior Court of Justice (Commercial List). GNQ shareholders holding a majority of the GNQ shares have agreed to support the Transaction. The Transaction remains subject to customary closing conditions and is expected to close in the third quarter of 2026.

The Transaction values GNQ at US$500 million, with current GNQ shareholders having the ability to earn additional consideration through revenue earnout and share price earnout provisions. The Transaction is expected to provide approximately US$15 million in proceeds to GNQ, including a PIPE of up to US$10 million and cash held in the trust account of IBAC. Upon the closing of the Transaction, the executive officers of GNQ will become the executive officers of the combined company. The post-closing board of directors will consist of five members, including four directors designated by GNQ and one independent director designated by IBAC’s Sponsor.

Concurrently with the execution of the BCA, the Company has also entered into a letter agreement with IBAC pursuant to which the Company will complete a debt financing of convertible promissory notes (“Convertible Notes”) and common share purchase warrants for aggregate gross proceeds of up to US$2,000,000 (the “Bridge Financing”). In connection with the signing of the BCA, an investor introduced by IBAC purchased a Convertible Note for US$250,000 in aggregate principal amount. The Convertible Notes will accrue interest and may be converted at the election of the holders into common shares in the capital of GNQ.

Additional information about the proposed Transaction, including a copy of the business combination agreement and investor presentation, will be available in a Current Report on Form 8-K to be filed by IBAC with the U.S. Securities and Exchange Commission (the “SEC”) and at www.sec.gov.

Advisors

I-Bankers Securities, Inc. is acting as financial and capital markets advisor to IBAC. ArentFox Schiff LLP and Dentons Canada LLP are acting as legal advisors to IBAC.

Barnes & Thornburg LLP and Cassels Brock & Blackwell LLP are acting as legal advisors to GNQ.

About GNQ Insilico Inc.

GNQ Insilico is a pioneering TechBio company focused on improving the success of drug discovery and development through the integration of artificial intelligence and quantum computing, and advanced biological modeling to transform drug discovery and development. GNQ seeks to provide stakeholders with unprecedented insights across the drug development lifecycle through three core proprietary platforms:

●	GNQ’s Drug Assessment Platform enables life science investors to conduct investment-grade due diligence through advanced molecular profiling, predictive toxicity assessments, and machine learning-driven efficacy predictions. The platform provides quantitative risk assessment and probability of clinical success estimation for therapeutic candidates.
●	GNQ’s Drug Simulation Platform addresses the costly drug development process by conducting insilico clinical trials. The platform utilizes multi-omics pathway analysis, population-level response modeling, and resistance mechanism forecasting to significantly reduce development time and costs.
●	GNQ’s Digital Twins Platform delivers personalized medicine by integrating genomic data, clinical records, proteomics profiles, and metabolic pathway analysis to create comprehensive biological digital twins. Using quantum AI-enhanced simulation, the platform enables precision treatment optimization, early disease detection, and personalized treatment planning for clinicians.

GNQ’s Drug Assessment Platform was launched in Q4-2025, with the Drug Simulation Platform and Digital Twins Platform slated for release later in 2026.

By combining these advanced AI capabilities with multi-omics integration and emerging quantum computing applications, GNQ aims to accelerate development timelines, reduce costs and support the development of more effective precision medicines across the healthcare ecosystem.

About IB Acquisition Corp.

IB Acquisition Corp. is a blank check company incorporated in Nevada and led by Chairman and Chief Executive Officer, Al Lopez. IBAC’s securities are listed on the Nasdaq Stock Market LLC under the symbols IBAC.

Additional Information

This press release relates to a proposed transaction between GNQ and IBAC. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the Transaction described herein, IBAC intends to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a document that serves as a joint prospectus and proxy statement, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all IBAC stockholders. IBAC will also file other documents regarding the proposed Transaction with the SEC. Before making any voting or investment decision, investors and security holders of IBAC are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed Transaction as they become available because they will contain important information about the proposed Transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by IBAC through the website maintained by the SEC at www.sec.gov.

The documents filed by IBAC with the SEC also may be obtained free of charge upon written request to IB Acquisition Corp., 1200 N Federal Highway, Suite 215, Boca Raton, FL 33432 or via email at ecm@ibsgroup.net.

Participants in the Solicitation

IBAC, GNQ and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from IBAC’s stockholders in connection with the proposed Transaction. A list of the names of such directors and executive officers, and information regarding their interests in the business combination and their ownership of IBAC’s securities are, or will be, contained in IBAC’s filings with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed Transaction may be obtained by reading the proxy statement/prospectus regarding the proposed Transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of IBAC, or GNQ, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed Transaction between IBAC and GNQ. Such forward-looking statements include, but are not limited to, statements regarding the closing of the Transaction and IBAC’s, GNQ’s, or their respective management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to assumptions, risks and uncertainties. These statements are based on various assumptions, whether or not identified in this press release. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of IBAC and GNQ. Many factors could cause actual future events to differ from the forward-looking statements in this press release, including but not limited to, (i) the risk that the Transaction may not be completed in a timely manner or at all, (ii) the failure to satisfy the conditions to the consummation of the Transaction, including the approval by the stockholders of IBAC, the satisfaction of the minimum trust account amount following any redemptions by IBAC’s public stockholders and the receipt of certain governmental and regulatory approvals, (iii) risks related to the timing, outcome and scope of review by the SEC of the registration statement on Form S-4, (iv) the inability to complete the Bridge Financing or PIPE offering, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (vi) the outcome of any legal proceedings that may be instituted against IBAC and/or GNQ related to the business combination agreement, (vii) the ability to maintain the listing of IBAC’s stock on Nasdaq (or, if applicable, to list and maintain the listing of the combined entity on the NYSE), (viii) volatility in the price of IBAC’s securities, (ix) costs related to the Transaction and the failure to realize anticipated benefits of the Transaction, (x) the effect of the announcement or pendency of the Transaction on GNQ’s business relationships, operating results, performance and business generally, (xi) risks that the Transaction disrupts current plans and operations of GNQ, (xii) changes in the combined capital structure of IBAC and GNQ following the Transaction, (xiii) changes in the competitive industries and markets in which GNQ operates, (xiv) changes in laws and regulations affecting GNQ’s business, (xv) the ability to implement business plans and identify and realize additional opportunities, (xvi) risks related to GNQ’s projected financial information and limited operating history, (xvii) risks related to GNQ’s potential inability to achieve or maintain profitability and generate cash, (xviii) the enforceability of GNQ’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others, and (xix) other risks and uncertainties indicated from time to time in the filings of IBAC, including the Form S-4 Registration Statement that IBAC will file. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and IBAC and GNQ assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither IBAC nor GNQ gives any assurance that either IBAC or GNQ will achieve its expectations.

Contact Information

For GNQ:

Rehan Huda
GNQ Insilico Inc.
6200 Stoneridge Mall Rd, Ste 300
Pleasanton, California 94588
info@gnq.ai
(647) 286-0885

For IBAC:

Al Lopez
IB Acquisition Corp.
1200 N Federal Highway
Suite 215
Boca Raton, FL 33432
ecm@ibsgroup.net
(214) 687-0020

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